UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15 (d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 30, 2016

AMBASE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-07265	95-2962743
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employment Identification Number)

ONE SOUTH OCEAN BOULEVARD, SUITE 301, Boca Raton, FL 33432
 (Address of principal executive offices, including zip code)

(203) 532-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

AmBase Corporation ("AmBase" or the "Company") announced that the Company's Board of Directors appointed Mr. Jerry Y. Carnegie and Mr. Richard A. Bianco, Jr. ("Mr. R. Bianco, Jr.") to the Company's Board of Directors, effective as of June 30, 2016.  Mr. Carnegie was also appointed as Chairman of the Company's Accounting and Audit Committee and as a member of the Company's Personnel Committee.  Mr. R. Bianco, Jr. was also appointed as a member of the Company's Accounting and Audit Committee.

Mr. Carnegie and Mr. R. Bianco, Jr.  are to be paid a director's fee to be commensurate with the Company's policy for Compensation of Directors.  Currently, each director of the Company is paid an annual fee of $12,000.  In addition each Chairperson and/or Co-Chairperson of a Board committee is paid an additional fee of $1,000 per year and after four (4) Board and/or committee meetings, each director is to be paid a $500 per meeting attendance fee.  Pursuant to the Company's By-Laws, directors may be compensated for additional services for the Board of Directors or for any committee at the request of the Chairman of the Board or the Chairman of any committee.

Mr. Carnegie is a Fellow of Society of Actuaries and a Certified Financial Planner.  Mr. Carnegie has a diverse background with strong financial skills.  Mr. Carnegie had previously served as a member of the Company's Board of Directors from 2009 to 2015.  Mr. Carnegie's expertise and experience make him a valuable addition to the Company's Board of Directors.

Mr. R. Bianco, Jr. is a managing member of BARC Investments, LLC, which currently owns 16,000,000 shares of AmBase Corporation common stock.  Mr. R. Bianco, Jr. is currently an employee of the Company and is the son of Mr. Richard A. Bianco, the Company's Chairman, President and Chief Executive Officer.

Neither Mr. Carnegie nor Mr. R. Bianco, Jr. are parties to any related person transactions subject to disclosure under Item 404 of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMBASE CORPORATION

By /s/ John Ferrara
John Ferrara
Vice President & Chief Executive Officer and Controller
AmBase Corporation
Date: June 30, 2016